AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                          COLLEGE OAK INVESTMENTS, INC.

                                   * * * * * *

      I, Carey G. Birmingham, President of College Oak Investments, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada, do hereby certify that the Articles of Incorporation of College Oak investments, Inc., originally filed with the Secretary of State of the State of Nevada on February 3, 2004, has been amended, and restated as amended, and such restatement has been approved in accordance with the provisions of Sections 78.390 and 78.403 of the General Corporation Law of the State of Nevada, and the following correctly sets forth the text of the Articles of Incorporation of College Oak Investments, Inc. as amended to the date hereof:

                                   ARTICLE I.

     The name of the corporation (hereinafter called the "Corporation") is:

                            Baseline Oil & Gas Corp.

                                   ARTICLE II.

      The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows:

      To engage in any lawful activity for which Corporations may be incorporated under the Nevada General Corporation Law.

                                  ARTICLE III.

      The total number of shares of stock that the Corporation shall have authority to issue is 150,000,000, consisting of 140,000,000 shares of common stock, par value $.001 per share ("Common Stock") and 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

      Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

                                   ARTICLE IV.

      No fully paid shares of any class of stock of the Corporation shall be subject to any further call or assessment in any manner or for any cause. The good faith determination of the Board of Directors of the Corporation shall be final as to the value received in consideration of the issuance of fully paid shares.

                                   ARTICLE V.

      The Corporation shall have perpetual existence.

                                   ARTICLE VI.

      The holders of a majority of the outstanding shares of stock which have voting power shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be reserved as working capital over and above its paid-in capital stock, and to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

                                  ARTICLE VII.

      The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented.

                                  ARTICLE VIII.

      The Corporation shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person which has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                                   ARTILCE IX.

      The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE X.

      Shareholders of the Corporation shall not have cumulative voting rights or preemptive rights.

                                     * * * *

      The foregoing amendment and restatement of the Corporation's Articles of Incorporation has been approved by written consent of shareholders holding 12,581,500 (or 62.1%) of the 20,270,000 shares of the Corporation's Common Stock outstanding as of December 13, 2005.

      IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Articles of Incorporation to be signed by its duly authorized officer this 4th day of January 2006.

                                              COLLEGE OAK INVESTMENTS, INC.


                                              By: /s/ Carey G. Birmingham
                                                  ------------------------------
                                                  Carey G. Birmingham, President